News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Announces Retirement of Robert Potter

HOUSTON, October 17, 2013 -- FMC Technologies, Inc. (NYSE: FTI) announced today that its President, Robert L. Potter, will retire from the company on November 30, 2013.

John T. Gremp, Chairman and CEO of FMC Technologies, will assume the role of President in addition to his current responsibilities.

Potter, 62, has been a key contributor to the company's success. He was instrumental in helping the company grow from $1.9 billion in 2001 to more than $6 billion today, with eleven consecutive years of earnings growth.

"The FMC Technologies board of directors and I appreciate Bob's long record of accomplishments across many disciplines, functions and businesses, and the enduring contributions he has made to FMC Technologies," said Gremp.

Potter, a 40-year company veteran with extensive experience in sales and marketing, has served as President of FMC Technologies since 2012. Prior to this role, he served in several executive positions including Executive Vice President of Energy Systems.

Gremp added that Potter and the executive team will work together to ensure a smooth transition of customer and other business relationships.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 18,900 employees and operates 30 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.